Exhibit 5.1

[LETTERHEAD OF KATTEN MUCHIN ROSENMAN LLP]

June 15, 2006

Alloy, Inc.

Board of Directors

151 West 26th Street, 11th Floor

New York, New York 10001

Gentlemen:

We have acted as special counsel for Alloy, Inc. (the “Company”) in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-3 (the “Registration Statement”) relating to the registration of 958,551 shares of Alloy, Inc. common stock, $.01 par value (“Common Stock”), which may be sold by the selling stockholders named in the prospectus included in the Registration Statement.

In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such documents, records and instruments and such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries or examinations, it is our opinion (i) that the shares of Common Stock which may be sold by the selling stockholders named in the prospectus included in the Registration Statement, and which shares were issued and delivered in accordance with that certain Agreement and Plan of Merger, dated as of March 27, 2006, by and among Alloy, Inc. Alloy Acquisition Sub, LLC, Sconex, Inc., all of the Stockholders of Sconex, Inc. and Joshua J. Schanker, as representative of the Stockholders (the “Merger Agreement”) are duly authorized, validly issued, fully paid and nonassessable, and (ii) that the shares of Common Stock which may be issued as Earnout Shares (as such term is defined in the Merger Agreement) to, and sold by, the selling stockholders named in the prospectus included in the Registration Statement are duly authorized and, upon issuance and delivery thereof in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Laws of the State of Delaware and the United States Federal laws and we express no opinion with respect to the laws of any other jurisdiction. It is understood that this opinion is to be used only in connection with the offer and sale of Common Stock while the Registration Statement is in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

Very truly yours,

    /s/ Katten Muchin Rosenman LLP

Katten Muchin Rosenman LLP